Exhibit 1.10

ANNEX Resolution CA-111/2018

DECLARATION OF LIQUIDATION AND DISSOLUTION OF THE STATE-OWNED SUBSIDIARY PRODUCTION COMPANY OF PETRÓLEOS MEXICANOS, KNOWN AS PEMEX COGENERACIÓN Y SERVICIOS, ISSUED BY THE BOARD OF DIRECTORS OF PETRÓLEOS MEXICANOS, IN ACCORDANCE WITH ARTICLES 13, PARTS XXVI AND XXIX AND 66 OF THE PETRÓLEOS MEXICANOS LAW.

B A C K G R O U N D

Article 25 of the Mexican Constitution establishes, among other things, that the public sector shall have sole control over the strategic areas listed in Article 28, paragraph four of the Constitution, and that the Federal Government should, at all times, maintain ownership and control of any State-owned production companies and organizations that may be created. Article 25 also provides that the law shall establish, among other things, the rules for the administration, organization and operation of said companies.

Transitional Article Twenty, part III, of the Decree reforming and adding several provisions of the Constitution of the United Mexican States on Energy Matters, published in the Federal Official Gazette on 20 December 2013, provides that the legal framework for regulating State-owned Production Companies shall, at a minimum, establish that their organization, administration and corporate structure must be in line with international best practices, ensuring their technical and management autonomy, in addition to a special contracting system designed to obtain the best results from their activities, such that the governing bodies have the necessary authority to determine their institutional arrangement.

On 11 August 2014, the Decree issuing the Petróleos Mexicanos Law, among other things, was published in the Federal Official Gazette.

Under Articles 59 and 60 of said law, Petróleos Mexicanos may have subsidiary production companies, which shall have their own legal personality and assets, which shall be organized and operate in accordance with the provisions of said Law and any that may be derived from it, subject to the leadership, direction and coordination of Petróleos Mexicanos; they shall engage in such activities as the Board of Directors of Petróleos Mexicanos may determine, and operate subject to the special regime provided in said Law.

Article 62 of the Law of Petróleos Mexicanos establishes that the creation, merger or spin-off of subsidiary production companies shall be authorized by the Board of Directors of Petróleos Mexicanos, at the request of its Director General, by adopting the respective Resolution, which shall serve as the instrument establishing them, which must be published in the Federal Official Gazette and which shall establish, at a minimum, what is provided in said provision.

[seal: SECRETARY OF THE BOARD OF DIRECTORS
PEMEX
PETRÓLEOS MEXICANOS]

ANNEX Resolution CA-111/2018

On 18 November 2015, via Resolution CA-128/2014, the Board of Directors of Petróleos Mexicanos approved the first corporate reorganization of said company, which included the creation of its subsidiary production companies.

In said Resolution, the Board of Directors of Petróleos Mexicanos approved the transformation of the subsidiary organization known as Pemex- Exploración y Producción to create a subsidiary production company known as Pemex Exploración y Producción, the reorganization of the subsidiary organizations known as Pemex-Refinación, Pemex Gas y Petroquímica Básica and Pemex Petroquímica to create a subsidiary production company called Pemex Transformación Industrial, in addition to creating five subsidiary production companies to integrate the functions of Cogeneration and Services, among others.

Under Transitional Provision Eight, Paragraph A, part III of the Petróleos Mexicanos Law, the Board of Directors of Petróleos Mexicanos issued the Resolutions to create the new subsidiary production companies, which were published in the Federal Official Gazette on 28 April 2015, and the Declaration of entrance into effect of the Resolution creating Pemex Cogeneración y Servicios was published in the same publication on 29 May 2015.

The corporate purpose of Pemex Cogeneración y Servicios was to generate, supply and sell electric and thermal power, including that produced at electric power generation and cogeneration plants, in addition to providing technical and administrative services associated with said activities to Petróleos Mexicanos, its subsidiary production companies, affiliates and third parties, either directly or through companies in which it holds direct or indirect interest.

However, under current market conditions, it was determined that the profit from Pemex Cogeneración y Servicios was not generating economic value or profit for the Mexican government. It was also determined that, for purposes of optimizing profits, Petróleos Mexicanos required a corporate reorganization that would maintain the continuity of the cogeneration strategy without the need to maintain and operate said subsidiary production company.

Article 66 of the Petróleos Mexicanos Law establishes that the liquidation of subsidiary production companies requires a resolution adopted by the Board of Directors of Petróleos Mexicanos at the proposal of its Director General, and the respective process shall take place in accordance with the guidelines set forth therein.

Thus, the Board of Directors of Petróleos Mexicanos, in Extraordinary Meeting No. 922 held on 5 October 2017, adopted Resolution CA-098/2017, authorizing the Corporate Reorganization of Petróleos Mexicanos as a result of strategic change in the lines of business, including the transfer of the functions, rights and obligations of the subsidiary production company Pemex Cogeneración y Servicios to the subsidiary production company Pemex Transformación Industrial, and consequently the liquidation of Pemex

[seal: SECRETARY OF THE BOARD OF DIRECTORS
PEMEX
PETRÓLEOS MEXICANOS]

ANNEX Resolution CA-111/2018

Cogeneración y Servicios in accordance with the Guidelines issued by said governing body.

Upon the completion of the liquidation process, the Board of Directors of Petróleos Mexicanos, in Ordinary Meeting 929 held on 13 July 2018, in Resolution CA-111/2018, approved the Final Report on the process of Liquidation of the Petróleos Mexicanos State-owned Subsidiary Production Company called Pemex Cogeneración y Servicios, including the company’s financial statements audited by an external auditor, from 5 October 2017 to 31 December 2017 and 18 June 2018, approved by the Board of Directors of Pemex Cogeneración y Servicios at its Closing Meeting.

Based on all of the foregoing, we issue this Declaration of Liquidation and Dissolution of the Petróleos Mexicanos State-owned subsidiary production company known as Pemex Cogeneración y Servicios.

DECLARATION OF LIQUIDATION AND DISSOLUTION OF THE PETRÓLEOS MEXICANOS STATE-OWNED SUBSIDIARY PRODUCTION COMPANY KNOWN AS PEMEX COGENERACIÓN Y SERVICIOS

ONE.- Under Article 66 of the Law of Petróleos Mexicanos, the Board of Directors of Petróleos Mexicanos issues this Declaration of Liquidation and Dissolution of the Petróleos Mexicanos State-owned Subsidiary Production Company known as Pemex Cogeneración y Servicios.

TRANSITIONAL PROVISIONS

One. This Declaration of Liquidation and Dissolution shall enter into effect on the day after it is published in the Federal Official Gazette.

Two. As a result of the Dissolution of Pemex Cogeneración y Servicios, the Board of Directors of said company is also dissolved.

Three: The subsidiary production company known as Pemex Transformación Industrial is subrogated to any obligation or right previously acquired in Mexico or abroad by the subsidiary production company Pemex Cogeneración y Servicios that is in effect on the date this Declaration enters into effect.

Four. The appointments, powers of attorney, agency agreements, and any and all other powers of representation or authority granted by Pemex Cogeneración y Servicios are hereby revoked and have no legal value or effect whatsoever.

Five. This Declaration of Liquidation and Dissolution must be published in the Federal Official Gazette through the Petróleos Mexicanos Legal Department.

Mexico City, 13 July 2018

[seal: SECRETARY OF THE BOARD OF DIRECTORS
PEMEX
PETRÓLEOS MEXICANOS]